Exhibit 10.39
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”), dated and effective as of November 15, 2006 (the “Effective Date”), is entered into by and between CYTOCORE, INC., with offices at 414 North Orleans Street, Chicago, Illilonois 60610 (“Company”), and DR. AUGESTO OCANA, with offices at 20 Foxcroft Drive, Princeton, New Jersey 08540 (the “Executive”).
     In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:
          1. Employment. The Company agrees to employ Executive and Executive accepts employment on the terms and conditions set forth in this Agreement.
          2. Employment Term. Commencing on the Effective Date, the Company agrees to employ Executive for a term of three (3) years (“Term”), unless terminated earlier in accordance with Section 5 below. The period of time for performance hereunder shall be referred to as the “Employment Period”.
          3. Nature of Employment. During the Employment Period, Executive shall serve as Chief Executive Officer and a member of the Board of Directors of the Company. Executive shall have all of the customary powers and duties associated with these positions. Executive shall report to the Board of Directors of the Company. Executive shall devote his full time and attention and best efforts to perform successfully his duties and advance the Company’s interests; provided, however, the Company shall permit Executive to act as an independent director of other corporations and engage in other professional and business endeavors so long Executive’s duties in connection therewith do not (i) interfere with his duties and loyalties under this Agreement or (ii) cause Executive to violate his obligations under Sections 6, 7 and 8 of this Agreement. Executive shall only engage in such activities or endeavors if they are performed for a charitable organization or with respect to other organizations redound to the benefit of the Company. Executive shall advise the Board of Directors of the identity of the organizations he is associated with from time to time. Executive shall abide by Company policies, procedures and practices as they may exist and be in force from time to time. Employee shall perform such services from whatever location he elects, but he will be present at such meetings and functions at the Company’s headquarters and elsewhere reasonably deemed important to the Company.

          4. Compensation.
     (a) Base Salary. During the Employment Period, the Company shall pay Executive an annual base salary of one hundred eighty thousand dollars ($180,000.00), payable by the Company in monthly installments of $15,000.00 dollars starting November 15, 2006. Executive’s Base Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company. Executive’s salary shall be reviewed annually by the Company’s Board of Directors (“Board”) and may be increased in the Board’s discretion; provided, however, that Executive’s annual Base Salary shall not be reduced below one hundred eighty thousand dollars ($180,000.00) without Executive’s written consent.
     Executive’s annual base salary shall be increased to two hundred four thousand dollars ($204,000.00), payable in monthly increments of seventeen thousand ($17,000.00), at the earlier of the date on which the Company has raised additional equity of two million five hundred thousand dollars ($2,500,000.00) at an average price of not less than eighteen cents ($.18) per share, or six (6) months after the Effective Date.
     In addition, Executive shall receive the sum of forty five thousand dollars ($45,000.00) in eighteen (18) monthly installments of two thousand five hundred dollars ($2,500.00) commencing in the month following the Effective Date. In the event of the termination of Executive’s employment for any reason, any remaining monthly payments shall continue to be made until the sum of forty five thousand dollars ($45,000) has been paid in full.
     (b) Warrants. During the Employment Period, Executive shall be entitled to grants of warrants exercisable into common stock of the Company upon the occurrence of the following events:
     (i) Five hundred thousand (500,000) warrants to purchase five hundred thousand (500,000) shares of common stock of the Company at a price equal to the closing price of the Company’s common stock on the first day of Executive’s Employment Period less a discount of thirty-three and one third per cent (33 1/3%).
     (ii) Three hundred thousand (300,000) warrants to purchase (300,000) shares of common stock of the Company upon completion of the FDA trials for the Company’s Products (as defined below) and receipt of all necessary FDA approvals thereof for the sale of the Company’s Products to the general public in the United States at the closing price of the Company’s common stock on the OTC Bulletin Board of the Company on the date all such approvals have been received less a discount of thirty-three and one third per cent (33 1/3%).
     (iii) Five hundred thousand (500,000) warrants to purchase five hundred thousand (500,000) shares of common stock of the Company on the date that the Company has raised five million dollars ($5,000,000) in equity at an average price of not less than twenty two cents ($.22) per share less a discount to Executive of thirty-three and one third per cent (33 1/3%) from such average price. Executive shall have earned the incentive only if such capital raise is completed with twelve (12) months from the date of the commencement of the Employment Period.
     (iv) The Company intends to sell its Products through existing channels of distribution. Executive shall receive two hundred thousand (200,000) warrants to purchase two hundred thousand (200,000) shares of the common stock of the Company at an exercise price equal to the average closing price of the common stock of the Company (less a thirty three and one third per cent (33 1/3%) discount to the Executive) during the sixty (60) day period prior to the date on which the Company has executed distribution agreements with third parties which have confirmed orders of (a) ten million dollars ($10,000,000) for the Company’s E2 Collector or similar product and (b) fifteen million dollars ($15,000,000) for its Endometrial scan or similar product (collectively the “Products”) within twelve (12) months from the date on which the Products have received all governmental approvals for their sale and the Company has publicly announced that the Products are available for sale (“Announcement Date”). The foregoing shall be increased to three hundred thousand (300,000) warrants to purchase three hundred thousand (300,000) shares of common stock of the Company if any of the distribution companies achieves sales of twenty five million dollars ($25,000,000) of the Company’s Products during the first twelve (12) months after the Announcement Date and has world-wide sales of all of its products of not less than twenty billion dollars ($20,000,000,000).
     (v) Two hundred thousand (200,000) warrants to purchase two hundred thousand (200,000) shares of common stock of the Company if a distribution company which has achieved annual sales of at least twenty five million dollars ($25,000,000) of the Company’s Products during the first twelve (12) months of sales makes an equity investment of at least two million dollars ($2,000,000) in the Company.
     (vi) Five hundred thousand (500,000) warrants to purchase five hundred thousand (500,000) shares of common stock of the Company at such time as the closing price of the Company’s common stock listed on the OTC Bulletin Board is thirty cents ($.30) or more per share during thirty (30) days out of any consecutive forty five (45) day period during which the Company’s stock is traded.
     (vii) Five hundred thousand (500,000) warrants to purchase five hundred thousand (500,000) shares of common stock of the Company at such time as the closing price of the Company’s common stock listed on the OTC Bulletin Board is fifty ($.50) or more per share during forty five (45) days out of any consecutive sixty (60) day period during which the Company’s stock is traded

     (viii) Five hundred thousand (500,000) warrants to purchase five hundred thousand (500,000) shares of common stock of the Company at such time as the closing price of the Company’s common stock listed on the OTC Bulletin Board is seventy five cents ($.75) or more per share during forty five (45) days out of any consecutive sixty (60) day period during which the Company’s stock is traded.
     (ix) One million (1,000,000) warrants to purchase one million (1,000,000) of common stock of the Company at such time as the closing price of the Company’s common stock listed on the OTC Bulletin Board is one dollar ($1.00) per share during forty five (45) days out of any consecutive sixty (60) day period during which the Company’s stock is traded;
     (x) Except as otherwise provided herein, the exercise price for all of the above warrants is the average closing price of the Company’s stock during the prior forty five (45) trading days less a thirty three and one third per cent discount (33 1/3%) to Executive. However, the exercise price for the warrants to be issued pursuant to Section 5 (a) (ix) above shall be one dollar ($1.00) per share for the first five hundred thousand (500,000) shares and one dollar and fifty cents ($1.50) per share for the balance.
     (xi) The period for Executive to exercise any warrants granted to him shall be three (3) years from the date of grant. A copy of the form of warrant to be granted by the Company to Executive is attached hereto as Exhibit A.
     (c) Standard Benefits. Executive may participate in any medical, dental disability, life insurance and other Executive benefit plans and programs which may be available from time to time to other Company executives at Executive’s level; provided however, that any such benefits for the Company executives as a group may be changed, modified, or revoked at the sole discretion of the Company with at least ninety (90) days’ written notice.
     (d) Reimbursement of Expenses. During the Employment Period, Executive is authorized to incur reasonable, ordinary, and necessary business expenses in the performance of his duties under this Agreement and the Company shall reimburse Executive or pay the expenses in accordance with the policies established by the Company within thirty (30) days of submission of the required documentation.
     (e) Auto Allowance. The Company will pay Executive a monthly non-accountable automobile allowance in the amount of five hundred dollars ($500.00) per month, which amount will be increased to eight hundred dollars ($800.00) per month at such time as the Company has received equity contributions of not less than five million dollars ($5,000,000).

     (f) Revenue Incentives. Executive will receive one million warrants (1,000,000) to purchase one million (1,000,000) shares of common stock of the Company at an exercise price of the average closing price of the common stock of the Company during the sixty (60) day period prior to the date on which the Company’s gross revenue from the sale of its Products exceeds twenty million dollars ($20,000,000) during any consecutive twelve (12) month period; and a warrant for the purchase of an additional one million (1,000,000) shares of common stock of the Company at an exercise price of the average closing price of the common stock of the Company during the sixty (60) day period prior to the date on which the Company’s gross revenue from the sale of its Products exceeds fifty million dollars ($50,000,000) during any consecutive twelve (12) month period.
     (g) Acquisition of the Company
     (i) Executive shall receive two and one half million (2,500,000) warrants to purchase two and one half million (2,500,000) shares of common stock of the Company at an exercise price of twenty five cents ($.25) per share if the Company is acquired for more than one dollar ($1.00) per share;
     (ii) Executive will receive three and one half million (3,500,000) warrants to purchase three and one half million (3,500,000) shares of common stock of the Company at an exercise price of fifty cents ($.50) if the Company is acquired for more than two dollars ($2.00) per share,
     (iii) Executive will receive five million (5,000,000) warrants to purchase five million (5,000,000) shares of common stock of the Company at an exercise price of seventy five ($.75) per share if the Company is acquired for more than three dollars ($3.00) per share; and
     (iv) The awards earned if the Company is acquired are not cumulative.
     5. Termination of Employment Executive’s employment with the Company will continue throughout the Employment Period, unless earlier terminated pursuant to Section 2 of this Agreement or any of the following provisions:
     (a) Death. In the event that Executive shall die during his employment by the Company hereunder, the Company shall pay to Executive’s estate any compensation due that would otherwise have been payable through the date of his death.
     (b) Disability. In the event that Executive shall become disabled during his employment by the Company, Executive’s employment hereunder shall terminate and the Company shall provide Executive with severance payments equal to three (3) months Base

Salary (based on Executive’s monthly salary on the date of termination). Such severance payments shall be paid over a period of six (6) months in accordance with the Company’s normal payroll practices and schedule. For purposes of this Agreement, Executive shall become “disabled” if he shall become, because of illness or incapacity, unable to perform the essential functions of his job under this Agreement with reasonable accommodation for a continuous period of 120 days during his employment by the Company.
     (c) Termination by the Company for Cause. The Company shall have the right to immediately terminate Executive’s employment at any time for any of the following reasons (each of which is referred to herein as “Cause”) by giving Executive written notice of the effective date of termination (which effective date may be the date of such notice):
     (i) the continued and intentional failure by Executive to substantially perform his duties with the Company, other than any such failure resulting from Executive’s disability (as defined in subsection (b) above), which is materially detrimental to the Company’s business; provided, however, that no termination of Executive’s employment shall be for Cause as set forth in this clause until (A) there shall have been delivered to Executive written notice setting forth that Executive has committed the conduct set forth in this subsection (i) and specifying the particulars thereof in reasonable detail, (B) Executive shall have been provided an opportunity to present his position to the Board, either in writing or in person and (C) Executive shall be given a thirty (30) day period to cure the conduct specified in the written notice referenced in subsection (i)(A) above;
     (ii) a breach by Executive of his fiduciary duties as an officer of the Company, which is materially detrimental to the Company’s business;
     (iii) Executive’s conviction of or plea of nolo contendere to a felony or final non-appealable conviction of any other crime that incarcerates Executive for a period of one (1) year or longer; or
     (iv) Executive engages in fraud, embezzlement, or theft involving the Company.
     Notwithstanding the foregoing, no failure to perform by Executive after Executive gives notice of termination shall constitute Cause for purposes of this Agreement.
     If the Company terminates Executive’s employment for Cause as defined above, Executive shall only be entitled to any compensation due that would otherwise have been payable through the date of his termination, and the Company shall have no further obligations hereunder from and after the effective date of termination.
     (d) Termination by the Company Without Cause. The Company shall have the right to terminate Executive without Cause for any reason at any time upon at least ninety (90) days’ prior written notice to Executive. If the Company terminates Executive’s employment without Cause, Executive shall be entitled to severance payments as set forth in subsection (g) below.
     (e) Voluntary Termination by Executive for “Good Reason”. Executive may at any time terminate this Agreement for “Good Reason” upon at least ninety (90) days’

prior written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean any one or more of the following: a reduction by the Company without Executive’s consent of Executive’s position, duties, responsibilities, or status with the Company that represents an adverse change in his position, duties, responsibilities, or status, or the removal of Executive from or any failure to reelect Executive to any of the positions referred to in Section 3 above, but specifically excluding any action in connection with the termination of Executive’s employment for death, disability, or Cause (as defined herein);
     (i) a reduction by the Company of the compensation Executive has become entitled to without Executive’s consent.
     (ii) any material breach by the Company of any provision of this Agreement or any other agreement between the Company or any of its subsidiaries and Executive that, in any case, is not cured within fourteen (14) days of the Company’s receipt of written notice from Executive of such breach; or
     (iii) the insolvency of or the filing by the Company of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days; or
     If Executive terminates this Agreement for Good Reason, Executive shall be entitled to severance payments as set forth in subsection (g) below.
     (f) Voluntary Termination by Executive. Executive may terminate this Agreement at any time upon delivering at least ninety (90) days’ prior written notice of resignation to the Company. In the event of such termination by Executive (other than for Good Reason), Executive shall only be entitled to compensation that would otherwise have been payable through the date of the termination of his employment.
     (g) Compensation Upon Termination Without Cause or For Good Reason. In the event of a termination of this Agreement by the Company without Cause or by Executive for Good Reason, the Company shall pay to Executive as severance pay and in lieu of any further compensation for periods subsequent to the termination, an amount in cash equal to the sum of (i) twelve (12) months’ Base Salary divided into twelve (12) equal monthly installments payable in accordance with the Company’s customary practice (which payments shall be calculated using Executive’s Base Salary at the time of termination), with the first installment to be paid within thirty (30) days following termination and (ii) the full amount of any performance bonus that Executive was eligible to receive for the year during which the termination of this Agreement occurs. In addition, Executive shall be entitled, for a period of twelve (12) months, to continue to receive the standard benefits under the plans and programs described in Section 4 (c) above. Executive shall be entitled to receive any Warrants which would have been granted to Executive within six (6) months following such termination as if the Employment Period had not terminated shall be granted to Executive.

     (h) No Mitigation or Set-Off. Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. The Company shall have no right of set-off or counterclaim in respect of any claim, debt of obligation against any payment to or for the benefit of Executive provided for in this Agreement, except as expressly provided herein.
     6. Non-Disclosure. The Company agrees to provide Executive with its Confidential Information (as defined below) during the Employment Period. During the Employment Period and at all times thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of a majority of the members of the Board of Directors of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, except in the furtherance of his job duties with the Company, any Confidential Information. Executive shall not, at any time after his employment with the Company has ended (for whatever reason), use or divulge to any person or entity, directly or indirectly, any Confidential Information, or use any Confidential Information in subsequent employment, work or business of any nature. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company and its affiliates and predecessors, including, but not limited to, trade secrets, information relating to financial statements, operations manuals, systems manuals, customer identities, customer profiles, customer preferences, partner or investor identities, Executives, suppliers, project designs, project methods, advertising programs, advertising techniques, target markets, servicing methods, equipment, programs, strategies and information, computer programs and models, technology, market analyses, profit margins, pricing information, cost structure, past, current or future marketing strategies, or any other proprietary information used by the Company or its affiliates; provided however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and that he is under a contractual and common law duty to not disclose the Confidential Information to any third party at any time.
     7. Non-Competition. In consideration of the numerous mutual promises contained in this Agreement between Executive and the Company, including, without limitation, those involving Confidential Information, and in order to protect the Company’s Confidential Information (including trade secrets), the value and goodwill of the Company’s business, and the Company’s legitimate business interests and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, Executive agrees that during the Employment Period and for a period of one (1) year immediately following the termination of this Agreement (for whatever reason, except as provided in Sections 5(d), and 5(e) (the “Non-Competition Term”), he will not, directly or indirectly, either through any form of ownership or as a director, officer, principal, agent, Executive, employer, adviser, consultant, shareholder, partner, member, manager, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person, firm, business, corporation, partnership, governmental or private entity, or any other entity of whatever kind, without the prior written consent of the Company

(which consent may be withheld in the Company’s sole discretion), (i) compete for or solicit business related to cancer diagnostic products or services for or on behalf of any person or business entity with a place of business in the United States; (ii) own, operate, participate in, undertake employment with or have any interest in any entity with a place of business in the United States which competes with the business of the Company, except owning publicly traded stock for investment purposes only in which Executive owns less than five per cent (5%); (iii) compete or solicit business competitive with the business of the Company from any customer of the Company; or (iv) use in any competition, solicitation, or marketing effort any Confidential Information, any proprietary list, or any information concerning customers of the Company.
     Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 7 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company, including protecting the value and goodwill of the Company, including its Confidential Information. It is the intent of the parties that the provisions of this Section 8 shall be enforced to the fullest extent permissible under the applicable law. The parties agree that if at the time enforcement is sought, a court of competent jurisdiction adjudges any terms of any provision of this Section 8 to be void, invalid or unenforceable, such court shall modify or reform such provision so that it is enforceable to the fullest extent permitted by applicable law or if such modification or reformation is not possible, shall sever the provision, and enforce the remaining provisions of this Section, which shall remain in full force and effect.
     This Non-Competition provision can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this provision.
     8. Non-interference or Solicitation
     (a) Executive agrees that, during the Employment Period and for an additional period of one (1) year after the termination of Executive’s employment (for whatever reason, except as provided in Sections 5(d)and 5(e)), neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including without limitation, any partner, limited partner, director, officer, member, shareholder or Executive of any such entity or business, will solicit or accept business from, or perform services on behalf of, any client or customer of the Company with which Executive had contact during the Employment Period, or in any way encourage them to terminate or otherwise negatively alter their relationship with the Company. This Section 9 shall not apply if Executive’s employment is terminated pursuant to Sections 5(d) or 5(e)- However, nothing herein shall prevent Executive from soliciting or providing goods and services that are competitive with the business of the Company to any client or customer of the Company.

     (b) Executive also agrees that during the Employment Period and for an additional period of one (1) year after the termination of Executive’s employment (for whatever reason, except as provided in Sections 5(d)and 5(e)) that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including without limitation, any partner, limited partner, director, officer, member, shareholder or Executive of any such entity or business, will request, solicit, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate their employment with the Company. This Section 9 shall not apply if Executive’s employment is terminated pursuant to Sections 5(d), and 5(e) herein. This Section 8(b) shall not prohibit Executive from soliciting or hiring any employees whose employment was involuntarily terminated by the Company.
     9. Work Product For purposes of this Section 9, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, trademarks, trade names, patentable inventions, discoveries and other intellectual property rights in any work product that is created in connection with Executive’s work or using the Company’s materials. For purposes of this Agreement, “Work” shall mean (1) any direct assignments and required performance by or for the Company, and (2) any other productive output that relates to the business of the Company and is produced during Executive’s employment by the Company. For this purpose, Work may be considered present even after normal working hours, away from the Company’s premises, on an unsupervised basis, alone or with others. Unless otherwise approved in writing by the Chief Executive Officer or the Board, this Agreement shall apply to all Work Product created in connection with ail Work conducted before or after the date of this Agreement.
     The Company shall own all rights in the Work Product. To this end, all Work Product shall be considered work made for hire for the Company. If any of the Work Product may not, by operation of law or agreement, be considered Work made by Executive for hire for the Company (or if ownership of all rights therein do not otherwise vest exclusively in the Company immediately), Executive agrees to assign, and upon creation thereof does hereby automatically assign, without further consideration, the ownership thereof to the Company. Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law. The Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.
     10. Remedies for the Company. The termination of this Agreement by the Company for Cause shall not be deemed to be a waiver by the Company of any breach by Executive of this Agreement or any other obligation owed the Company, and, notwithstanding such a termination, Executive shall be liable for all damages attributable to such a breach. Because of the special relationship between Executive and the Company, the confidential nature of the Company’s developments and the fact that damages may not be adequate to enforce the rights of the Company in the event of a breach of this Agreement by Executive, it is agreed that the Company may seek to enforce all or some of its rights by seeking an injunction from a court of appropriate jurisdiction.
     11. Remedies for Executive
          (a) The termination of this Agreement by Executive for Good Reason shall not be deemed to be a waiver by Executive of any breach by the Company of this Agreement or any other obligation owed Executive, and, notwithstanding such a termination, the Company shall be liable for all damages attributable to such a breach.
          (b) In the event that Executive is terminated for Cause and it is ultimately determined that the Company lacked Cause, (i) the termination shall be treated as a termination other than for Cause; (ii) Executive shall have the right to seek remedy for a breach of this Agreement by the Company, including, but not limited to, any other such damages as may be suffered and/or incurred by Executive, Executive’s costs incurred during the dispute and reasonable attorneys’ fees in connection with such dispute; and (iii) Executive shall receive all severance benefits to which he would have been entitled in the event of a termination by the Company without Cause, as provided in Section 5(g).
     12. No Waiver. No waiver or non-action by either party with respect to any breach by the other party of any provision of this Agreement, nor the waiver or non-action with respect to the provisions of any similar agreement with other employees or the breach thereof, shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.
     13. Invalid Provisions. Should any portion of this Agreement be adjusted or held invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable, or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement, to the extent required for the purposes of validity and enforcement thereof.
     14. Successors and Assigns. Neither Executive nor the Company may assign its rights, duties, or obligations hereunder without consent of the other.
     15. Survival. Unless otherwise provided herein, the provisions of Sections 6, 7, 8 and 9 of this Agreement shall survive Executive’s termination of employment. Other provisions of this Agreement shall survive any termination of Executive’s employment to the extent necessary to ensure the preservation of each party’s respective rights and obligations.

     16.  Prior Agreements. This Agreement incorporates the entire agreement between both parties with respect to the subject matter hereof and supersedes all other prior agreements (oral or written), documents or other instruments with respect to the matters covered herein.
     17. Governing Law. This Agreement shall be governed by, and interpreted in accordance with the internal substantive laws of the State of Illinois, without giving effect to the principles of conflicts of law. Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the Federal and State courts sitting in the city of Chicago, and hereby waives any claims it may have as to inconvenient forum.
     18.  No Oral Modifications. This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by both parties, and, in the case of the Company, by a person designated by the Board or any committee thereof.
     19. Notices. All notices and other communications required or permitted hereunder shall be made in writing, and shall be deemed properly given if delivered personally, mailed by certified mail, postage prepaid and return receipt requested, sent by facsimile, or sent by Express Mail or Federal Express or other nationally recognized express delivery service, as follows:

If to the Company:	CytoCore, Inc., 414 North Orleans Street, Chicago, Illinois
Attention:	Robert McCullough, Chief Financial Officer

With a copy to:	Edmund Schaffzin,
888 Seventh Avenue- Suite 4500,
New York, New York 10106

If to Executive:	Dr. Augusto Ocana, 20 Foxcroft Drive Princeton, New Jersey 08540

With a copy to:	Kevin M. Briody, Esq., Gallagher, Briody & Butler 155 Village 155 Boulevard, Princeton, New Jersey 08540
     Notice given by hand, Express Mail, Federal Express, or other such express delivery service shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt during the recipient’s customary business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s customary business hours. All notices sent by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.
     Any party may change any address to which notice shall be given to it by giving notice as provided above of such change in address.
     20. Entire Agreement. The parties expressly agree that this Agreement is contractual in nature and not a mere recital, and that it contains all the terms and conditions of the agreement between the parties with respect to the matters set forth herein. All prior negotiations, agreements, arrangements, understandings and statements between the parties relating to the matters set forth herein that have occurred at any time or contemporaneously with the execution of this Agreement are superseded and merged into this completely integrated Agreement. The Recitals set forth above shall be deemed to be part of this Agreement.
     21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY: CytoCorc,Inc.
By:	/s/ Robert McCullough

EXECUTIVE:

By:	/s/ Augusto Ocana
Dr. Augusto Ocana